Cardiff Oncology to Participate in Fireside Chat at the Virtual BTIG Biotechnology Conference
•Fireside chat will address KRAS inhibition and the promise of onvansertib as a new therapeutic option in colorectal cancer
SAN DIEGO (August 4, 2020) – Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage oncology therapeutics company developing drugs to treat cancers with the greatest medical need for new treatment options, including KRAS-mutated colorectal cancer, castration-resistant prostate cancer and leukemia, today announced that the Company will participate in the BTIG Biotechnology Virtual Conference taking place August 10-11, 2020.
Presenter: Dr. Mark Erlander, chief executive officer
Topic: KRAS Inhibition in Solid Tumors – Material Advancements and Continuing Challenges
Date: Monday, August 10, 2020
Time: 12:30 p.m. PT / 2:30 p.m. CT / 3:30 p.m. ET.

The discussion with Cardiff Oncology will focus on the Company’s oral and highly selective Polo-like Kinase 1 (PLK1) inhibitor, onvansertib, and its promise as a new therapeutic option in KRAS-mutated metastatic colorectal cancer, which has historically been a very challenging indication to effectively target and treat.

Conference attendees are welcome to join the fireside chat via the conference portal.

About Cardiff Oncology, Inc.
Cardiff Oncology (formerly Trovagene, Inc.) is a clinical-stage biotechnology company with the singular mission of developing new treatment options for cancer patients in indications with the greatest medical need. Our goal is to overcome resistance, improve response to treatment and increase overall survival. We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 (PLK1) inhibitor, in combination with standard-of-care chemotherapy and targeted therapeutics. Our clinical development programs incorporate tumor genomics and biomarker technology to enable assessment of patient response to treatment. We have three ongoing clinical programs that are demonstrating the safety and efficacy of onvansertib: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in metastatic castration-resistant prostate cancer (mCRPC); and a Phase 2 study of onvansertib in combination with decitabine in relapsed or refractory acute myeloid leukemia (AML). For more information, please visit https://www.cardiffoncology.com.

Cardiff Oncology Contact:
Vicki Kelemen
EVP and Chief Operating Officer
858-952-7652
vkelemen@cardiffoncology.com

Investor Contact:
Joyce Allaire
LifeSci Advisors
212-915-2569
jallaire@lifesciadvisors.com

Media Contact:
Karen O’Shea, Ph.D.
LifeSci Communications
929-469-3860
koshea@lifescicomms.com

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